SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (this “Agreement”) is made as of August 9, 2012 by Omnicare, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), and Priscilla Stewart-Jones (“Executive”), collectively referred to as the “Parties.”
RECITALS:
WHEREAS, Executive is the Executive Vice President, Human Resources for the Company;
WHEREAS, Executive and the Company are parties to a certain Employment Agreement dated July 22, 2011 (the “Employment Agreement”);
WHEREAS, with the Parties' execution of this Agreement, the Employment Agreement will terminate, and, subject to the conditions herein, Executive will be entitled to the benefits set forth in Paragraph 3(a) of this Agreement;
WHEREAS, after the Employment Agreement terminates, Executive has the opportunity to remain employed during the Transition Period (as defined below) to assist with the transition of certain responsibilities and tasks of the Company's human resources (“HR”) function;
WHEREAS, subject to the conditions herein, should Executive remain employed during the Transition Period, when her employment ends Executive will be entitled to additional benefits set forth in Paragraph 3(b) of this Agreement if at that time she executes and does not revoke her signature to the additional General Release attached as Exhibit A hereto (the “Release”); and
WHEREAS, the Parties wish to settle their mutual rights and obligations arising from such separation from employment subject to the terms and conditions as hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, the Parties agree as follows:
1.    Termination of Employment Agreement. The Parties agree that as of the date on which this Agreement is fully executed, the Employment Agreement will terminate (the “Employment Agreement Termination Date”).
2.    Transition Period and Cessation of Employment Relationship. The Parties intend that Executive will remain employed with the Company in order to assist with the transition of responsibilities and tasks within the human resources function (the “Transition Period”). The Parties agree that Executive's employment with the Company will end no later than the date that the Transition Period is complete, such date to be determined by the Company at its sole discretion provided such date shall be no later than the earlier of (a) October 15, 2012, or (b) the date the HR assignments agreed upon by the Company and Executive are completed by Executive. The last day of the Transition Period or any such earlier other date that Executive's employment with the Company terminates shall be referred to herein as the “Employment Termination Date.” As of the date of this Agreement, the Parties anticipate that the Transition Period will be completed on, and the Employment Termination Date will be September 30, 2012. For so long as Executive is employed by the Company during the Transition Period, Executive shall continue to be on the Company's payroll, receiving her current base salary (payable in accordance with the regular payroll practices of the Company), and continuing to participate in all employee benefit plans applicable to Executive and accruing paid time off (PTO).

The existence of this Transition Period should not be construed by Executive as any expectation, guarantee or promise of continued employment. So long as Executive remains an employee of the Company, Executive is expected to continue to devote her exclusive and full professional time and attention to her duties owed to the Company and shall continue to perform her HR duties as the Executive Vice President, Human Resources for the Company. The Company acknowledges that Executive will take personal time off (PTO) from September 19, 2012 through October 4, 2012, and such time (to the extent occurring before the Employment Termination Date) shall be charged against Executive's PTO balance.
Should Executive terminate her employment prior to the last day of the Transition Period, Executive shall not be eligible to receive the benefits set forth in Paragraph 3(b) of this Agreement. Executive agrees that on the Employment Termination Date, she will resign from her position as Executive Vice President, Human Resources for the Company and from all other positions, directorships and offices with the Company and any affiliate of the Company and will sign and not revoke her signature to the attached Release in order to be entitled to the benefits set forth in Paragraph 3(b) of this Agreement. Executive hereby waives any right to advance notice of termination of her employment and payment in lieu thereof.
3.    Separation Benefits.
(a)    Separation Benefits Related to Termination of Employment Agreement. The Parties understand that the Executive's termination of employment with the Company will be treated as a termination without “Cause” under Paragraph 3.4 of the Employment Agreement, and the parties agree that such termination constitutes an involuntary Separation from Service (as such term is defined in Code Section 409A). Subject to Executive's execution of this Agreement on the date hereof and the non-revocation of such signature, Company shall provide Executive with the following benefits:
(i)    Severance. The Company shall pay the Executive an aggregate severance amount of Four Hundred and Sixty-Eight Thousand, Seven Hundred and Eighty-One Dollars ($468,781) (the “Severance Amount”), in cash, payable ratably for fifteen (15) months in accordance with the Company's standard payroll practices. Such fifteen (15) month period will begin on the next scheduled pay period immediately following the Employment Termination Date.
(ii)    Pro-Rata Bonus. Executive shall receive from the Company a pro rata portion of her annual incentive bonus under the Company's Annual Incentive Plan for Senior Executive Officers (the “AIP”) for the 2012 fiscal year, determined by multiplying (i) the amount Executive would have received based upon actual performance of the Company (as described in the 2012 AIP plan as applicable to Executive) by (ii) the fraction, the numerator of which is the number of days that Executive was employed by the Company during the 2012 fiscal year and the denominator of which is 365 (the “Pro Rata Incentive”), provided however in no event shall the Pro Rata Incentive be less than $103,500.00. Subject to any deferral that may be required pursuant to Section 11(b)(iv) of this Agreement, the Pro Rata Incentive shall be paid in 2013 at the time that the Company pays its other senior executives their annual incentive bonuses for the 2012 fiscal year, but in no event prior to six (6) months after the Employment Termination Date or later than April 15, 2013. The Pro Rata Incentive shall be contingent upon the Company meeting its performance goal under the AIP for 2012 for purposes of Section 162(m) of the Internal Revenue Code.
(iii)    Sign-On Stock Awards. The 20,000 shares of restricted stock to be awarded to Executive on September 1, 2012 pursuant to Section 2.5 of the Employment Agreement (the “2012 Restricted Stock”) shall be granted on the Employment Agreement Termination Date. The 20,000 shares of restricted stock awarded to Executive on September 1, 2011 and the 2012 Restricted Stock shall immediately become fully vested on the Employment Agreement Termination Date and will thereafter be freely transferable (subject to any restrictions under applicable securities law or the Company's insider trading policy for senior executives).
(iv)    Welfare Benefits. The Company shall pay the cost of the premium (less Executive's employee contribution in the amount of $213.04 per pay period) to provide Executive (and her eligible dependents) continued participation for twelve (12) months following the Employment Termination Date in the Company's medical, dental and vision welfare benefit plans which cover Executive (and her eligible dependents) upon the same terms and conditions in effect for active employees of the Company; provided, in the event Executive obtains other employment that offers substantially similar or more favorable benefits, determined on a benefit-by-benefit and coverage-by-coverage basis, such continuation of premium payments by the Company shall immediately cease. Both the Company (less the Executive's employee contribution) and the Executive shall adjust their premium payment amount as needed in order to ensure that Executive receives the same benefits she is entitled to pursuant to this Agreement for 2013. The Executive agrees to notify the Company promptly if and when she begins employment with another employer and if and when she (and her eligible dependents) becomes eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer.
(v)    Consequences of Revocation of Release. If Executive's signature to the General Release of Claims set forth in Paragraph 10 of this Agreement is revoked prior to the expiration of the seven (7) day revocation period set forth in Paragraph 10, then any payments, benefits or rights provided pursuant to Paragraph 3(a) shall be forfeited, and upon such revocation, any of the Company's obligations under this Agreement shall be null and void ab initio.
(b)    Transition Separation Benefits. Subject to Executive's signature to this Agreement and non-revocation of that signature, should Executive remain employed through the Transition Period, continue performing Executive's HR duties, complete the specific agreed upon HR assignments to the satisfaction of the Company, execute within five (5) business days following the Employment Termination Date the Release attached as Exhibit A and not revoke her signature to the Release, the Company shall provide Executive as additional compensation the following additional benefits:
(i)    Transition Bonus. The Company shall pay Executive a lump sum transition bonus of One Hundred and Seventy-Six Thousand, Nine Hundred and Fifty-Three Dollars and Eighty-One Cents ($176,953.81). Such transition bonus shall be paid on the 60th day following the Employment Termination Date.
(ii)    Additional Welfare Benefits. In addition to the benefits provided in Paragraph 3(a)(iv) of this Agreement, the Company shall pay the cost of the premium (less Executive's employee contribution in the amount of $213.04 per pay period) to provide Executive (and her eligible dependents) continued participation for an additional six (6) months in the Company's medical, dental and vision welfare benefit plans which cover Executive (and her eligible dependents) upon the same terms and conditions in effect for active employees of the Company; provided, in the event Executive obtains other employment that offers substantially similar or more favorable benefits, determined on a benefit-by-benefit and coverage-by-coverage basis, such continuation of benefits by the Company shall immediately cease. Both the Company (less the Executive's employee contribution) and the Executive shall adjust their premium payment amount as needed in order to ensure that Executive receives the same benefits she is entitled to pursuant to this Agreement for 2013 and the applicable months in 2014. The Executive agrees to notify the Company promptly if and when she begins employment with another employer and if and when she (and her eligible dependents) becomes eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer.

(iii)    Ayco. The Company shall reimburse Executive up to Five Thousand Dollars ($5,000) for any services provided by The Ayco Co., LP (“Ayco”) to Executive in 2013 (which shall be in addition to the services provided by Ayco to Executive through calendar year 2012), provided that all such services must be provided by April 15, 2013. Reimbursement payment shall be made within thirty (30) days following receipt by Company of documentation substantiating such expense, but in no event later than the end of 2013.
(iv)    Relocation Support. In the event that Executive incurs expenses in connection with her relocation from Cincinnati, including but not limited to costs relating to the termination of Executive's lease in the Cincinnati area, the Company shall reimburse Executive for up to Seventy-Five Thousand Dollars ($75,000) of any such expense actually incurred in connection with said relocation provided such expenses are incurred no later than December 31, 2012. Reimbursement payment shall be made within thirty (30) days following receipt by Company of documentation substantiating such expense, but in no event later than the end of 2013.
(v)    Outplacement Services. The Company shall reimburse Executive up to Twenty Thousand Dollars ($20,000) for the Executive Transition program with Challenger, Gray & Christmas (or other similar program provided by an executive transition provider selected by Executive) provided that all expenses must be incurred and submitted for reimbursement prior to December 31, 2013, and any reimbursements shall be made within thirty (30) days following receipt by Company of documentation substantiating such expense. At Company's option, Company may make payments directly to Challenger, Gray & Christmas or other provider selected by Executive.
(vi)    Temporary Housing Support. The Company shall reimburse Executive for up to a total of Seven Thousand Dollars ($7,000) for Executive's payment for temporary housing in the Cincinnati, Ohio area incurred while Executive remains employed with the Company during the Transition Period, provided that all expenses must be incurred and submitted for reimbursement prior to December 31, 2012 and any reimbursements shall be made within thirty (30) days following receipt by Company of documentation substantiating such expense.
(vii)    Consequences of Revocation of Signature to Release. The payments, benefits and rights provided under Paragraph 3(b) of this Agreement are conditioned upon Executive's execution of the Release attached as Exhibit A within five (5) business days following the Employment Termination Date and non-revocation of Executive's signature to the Release. If the Release is revoked prior to the expiration of the seven (7) revocation period set forth in the Release, then any payments, benefits or rights provided pursuant to Paragraph 3(b) shall be forfeited, and upon such revocation, any of the Company's obligations under this Agreement shall be null and void ab initio, and the Employment Agreement shall remain terminated. In the event the Release is revoked, Executive's employment shall in any event cease as of the Employment Termination Date.
Notwithstanding anything in this Agreement to the contrary, if Company terminates Executive without Cause before the end of the Transition Period, provided Executive executes within five (5) business days following the Employment Termination Date the Release attached as Exhibit A and does not revoke her signature to the Release, Executive shall be entitled to receive benefits set forth in this Section 3(b). For purposes of the preceding sentence, “Cause” shall mean (a) fraud or willful or intentional misrepresentation in connection with Executive's performance of her duties during the Transition Period, (b) the willful failure by Executive to substantially perform her duties during the Transition Period, (c) the failure by Executive to follow the lawful directives of the Chief Executive Officer and the Board, (d) willful or intentional misconduct by Executive that is detrimental to the Company's reputation, goodwill or business operations in any material respect, (e) breach or threatened breach by Executive of the restrictive covenants set forth in Section 8 below, or (f) Executive's conviction for, or plea of nolo contendere to a felony or a violation of federal or state securities laws.
4.    Benefits Otherwise Due to Executive.
(a)    Accrued Salary/Vacation Time/Business Expenses. Following the separation of Executive's employment (i.e., the Employment Termination Date), Executive shall be entitled to receive from the Company Executive's accrued but unpaid base salary through the date she separates from her employment, accrued and unused PTO through the date she separates from her employment, which the Parties agree will be no more than one hundred and fifteen (115) hours, and any unreimbursed business expenses incurred through the date she separates from her employment (payable within 30 days of Executive's submission for expense reimbursement). Executive shall submit her reimbursements for all business expenses by November 30, 2012. Company shall not provide reimbursements for any business expenses received after November 30, 2012.
(b)    Other Benefits. Following the separation of her employment (i.e., the Employment Termination Date), Executive will be paid any amount due under any other welfare and pension benefit plan of the Company in accordance with the terms of each such plan and applicable law. Except as specifically provided in this Agreement, Executive will not be due any other payments or benefits from the Company in connection with the separation of Executive's employment, including, without limitation, any payments under any formal or informal benefit or severance plan of the Company or any equity or cash-based award agreement.
5.    Other Company Stock. To avoid any confusion, the Parties acknowledge and agree that:
(a)    Neither the termination of the Employment Agreement nor the separation of Executive's employment is considered a “Reduction in Force” as that term is defined in: (1) the letter dated April 30, 2012 and executed by Executive on May 30, 2012 regarding restricted shares of common stock in the Company (the “Restricted Share Letter”); (2) the Performance Restricted Stock Unit Agreement; or (3) the letter dated April 30, 2012 and executed by Executive on May 30, 2012 regarding a non-qualified option to purchase common stock of the Company (the “Stock Option Letter”).
(b)    The 2,896 restricted shares of common stock granted to Executive in the Restricted Share Letter but not yet vested or exercisable as of the Employment Agreement Termination Date shall be forfeited on the Employment Agreement Termination Date.
(c)    The 4,827 performance stock units granted to Executive in the Performance Restricted Stock Unit Agreement but not yet vested or exercisable as of the Employment Agreement Termination Date shall be forfeited on the Employment Agreement Termination Date.
(d)    The 6,796 stock options granted to Executive in the Stock Option Letter but not yet vested or exercisable as of the Employment Agreement Termination Date shall be forfeited on the Employment Agreement Termination Date.
6.    No Consideration Absent Execution of this Agreement and No Additional Payment Owed. Executive understands and agrees that Executive would not receive the monies or benefits specified in Paragraph 3(a) except for Executive's execution of and non-revocation of Executive's signature to Section 10 of this Agreement and the fulfillment of the promises contained therein, and would not receive the monies or benefits specified in Paragraph 3(b) except for Executive's execution of and non-revocation of Executive's signature to the Release attached as Exhibit A and the fulfillment of the promises contained herein relating to the Transition Period. Except as provided in Paragraphs 3 and 4, Executive shall not be due any payments or benefits from the Company in connection with Executive's employment or the termination of her employment. Executive further acknowledges and agrees that the payments reflected in Paragraph 3 include payment for other severance or salary continuation obligations due from the Company, if any, and that Executive is owed no additional payment under any plan, agreement or policy outside of the payments provided for in this Agreement.
7.    Cooperation.
(a)    In consideration for the payments and benefits to Executive hereunder, Executive hereby agrees that Executive shall reasonably cooperate with the Company and its affiliates and provide information and assistance to the Company and its affiliates, that relate to Executive's prior positions with and work conducted on behalf of the Company and its affiliates. In connection with Executive's cooperation duties and responsibilities under this Paragraph, Executive shall provide, within fifteen (15) days following the Employment Termination Date, an exit interview with an individual or a individuals designated by the Company. Executive hereby represents and warrants that during such exit interview Executive shall provide a thorough and comprehensive description of all facts known to her personally, to the full extent of Executive's knowledge or belief, that the Company or any of the Releasees (as defined herein), has violated or is currently in violation of any federal or state law, regulation, standard, requirement, or Corporate Compliance Program (specifically including but not limited to the Federal False Claims Act, 31 U.S.C. § 3729 et seq., or any state law equivalent, the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, or the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b et seq.).
(b)    Executive further agrees to assist the Company and its affiliates with respect to all reasonable requests to provide documents, testify, or otherwise assist in connection with any legal proceeding or matter relating to the Company and its affiliates, including but not limited to, any Federal, state or local audit, proceeding or investigation, other than proceedings relating to the enforcement of this Agreement or other proceedings in which the Executive is a named party whose interests are adverse to those of the Company. Executive also hereby consents to testify on behalf of the Company should the Company designate her to testify pursuant to a subpoena served on the Company pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure or any similar state or agency rule. All such requests to provide services, including any subpoenas, shall be scheduled with good faith consideration for Executive's personal, employment, and other obligations. The Company shall reimburse Executive for all reasonable travel, lodging and other similar expenses), as well as reasonable compensation for Executive's time (not including time providing actual testimony), incurred in connection with fulfilling her obligations under this Paragraph 7(b).
(c)    To the extent permitted by law and not contrary to any court or governmental orders or requests, Executive hereby agrees that she shall notify the Company promptly (and in any event within seven business days) if she is contacted in connection with any litigation, proceeding or governmental investigation that may concern the Company or its affiliates and, without limitation of the foregoing, shall forward to the Company's General Counsel, by overnight delivery, any subpoena or other document received by her in connection with any such matter within seven business days of receipt.
8.    Noncompetition, Nonsolicitation and Nondisclosure. For the avoidance of doubt, the provisions of Paragraph 4 of the Employment Agreement are incorporated by reference herein, and shall continue in full force and effect from and after the separation of Executive's employment; provided, however, that the provisions referenced below shall be amended as follows:

(a)    Amendment to definition of “Restricted Period”. The term “Restricted Period” as set forth in Paragraph 4.2 of the Employment Agreement shall be amended in its entirety to mean during the period of Executive's employment with the Company and for a period of eighteen (18) months from the date of termination of employment for any reason, whether voluntary or involuntary.
(b)    Amendment to Definition of “Business”. The definition of “Business” as set forth in Paragraph 4.3 of the Employment Agreement shall be amended in its entirety to read: “Business” shall mean (i) the distribution and provision to nursing homes and long-term care facilities of pharmaceuticals, related pharmacy consulting, data management services and medical supplies, and (ii) any other business in which the Company or its subsidiaries were engaged at the time Executive commenced employment with the Company; provided however, that “Business” shall not include the wholesale distribution of pharmaceuticals.
9.    Mutual Non-Disparagement Covenant. Executive shall not make any statements, whether written or oral, disparaging or denigrating the Company, including its current, former and future officers, directors, employees, agents, representatives, attorneys, and shareholders. The Company shall instruct the members of its board of directors, its executive officers and its employees with the title of Senior Vice President or above, in each case who hold such positions as of the date of this Agreement, not to make any statements, whether written or oral, disparaging or denigrating Executive. Nothing contained herein shall apply to any truthful statement made pursuant to legal process. Furthermore, nothing contained herein shall preclude either party from engaging in fair competition and making comparative qualitative comments about the Company's products or services, or the products or services provided by Executive or a company employing Executive; provided that, in the case of Executive, (i) such activity and comments may not be made during the period in which the covenants referenced in Paragraph 8 of this Agreement remain in effect and (ii) Confidential Information is not utilized. This Paragraph 9 does not, in any way, restrict or impede the Executive from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order or otherwise violate Paragraph 8 of this Agreement. To the extent permitted by law and not contrary to any court or governmental orders or requests, the Executive shall promptly provide written notice of any such order to the General Counsel of the Company.
10.    General Release of All Claims.
(a)    Release. In exchange for the consideration provided in Paragraph 3 of this Agreement, Executive knowingly and voluntarily releases and forever discharges the Company and its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Executive has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967 (“ADEA”);

•	The Worker Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	The False Claims Act (including the qui tam provisions thereof);

•	The Sarbanes-Oxley Act of 2002;

•	The Older Workers Benefit Protection Act;

•	any other federal, state or local law, rule, regulation, or ordinance;

•	any public policy, contract, tort, or common law; or

•	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.
This Release shall not, however, apply to any obligation of the Company pursuant to the Separation Agreement, any rights to indemnification from the Company Executive may have or any benefit to which Executive is entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any other welfare benefits required to be provided by statute or other claims that cannot by law be waived (claims with respect thereto, collectively, "Excluded Claims").
Executive further agrees, warrants, promises and covenants that, to the maximum extent permitted by law, neither Executive, nor any person, organization, or other entity acting on Executive's behalf has filed or will file, sued or will sue, caused or will cause, or permitted or will permit to be filed, initiated or will initiate any lawsuit for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Releasees other than Excluded Claims. Executive has not assigned or transferred, and will not assign or transfer, any claim that Executive is waiving and releasing herein, nor has Executive purported to do so. If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee is a party.
(b)     Knowing and Voluntary Waiver. Executive has been given but has voluntarily declined twenty-one (21) days to review this Agreement. Executive has been advised to consult with an attorney prior to signing of this. Executive may revoke her signature to this Agreement for a period of seven (7) calendar days following the date on which Executive signs this Agreement. Any revocation within this period must be submitted, in writing, to J. Phenise Poole, Senior Corporate Counsel, and state, “I hereby revoke my acceptance of our Separation Agreement.” The revocation must be personally delivered to J. Phenise Poole or her designee, or mailed to Omnicare, Inc., 900 Omnicare Center, 201 E. Fourth Street, Cincinnati, Ohio 45202, and postmarked within seven (7) calendar days after Executive signs this Agreement. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original up to twenty-one (21) calendar day consideration period. By signing this Agreement, Executive freely and knowingly, and after due consideration, enters into this Agreement intending to waive, settle and release all claims Executive has or might have against Releasees.
11.    Miscellaneous.
(a)    No Reduction; Payment to Estate. Except as provided in Sections 3(a)(iv) and 3(b)(ii) relating to welfare benefits, no amounts payable to Executive under this Agreement shall be reduced on account of any compensation received by Executive from the Company or any other employment. However, nothing in this paragraph prevents the Company from immediately ceasing continuation of welfare premium payments in the event Executive obtains other employment that offers substantially similar or more favorable benefits, determined on a benefit-by-benefit and coverage-by-coverage basis. The Executive agrees to notify the Company promptly if and when she begins employment with another employer and if and when she (and her eligible dependents) becomes eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer. In the event Executive dies before all payments pursuant to this Agreement have been paid, all remaining payments shall be made to the beneficiary specifically designated by Executive in writing prior to her death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to the personal representative of her estate.
(b)    Section 409A Compliance.
(i)    To the extent applicable, it is intended that this Agreement comply with, or be exempt from the provisions of Section 409A of the Internal Revenue Code (“Code Section 409A”), and this Agreement shall be construed and applied in a manner consistent with this intent.
(ii)    With respect to any payment or benefit under Paragraph 3 of this Agreement, if any, that is deferred compensation subject to Code Section 409A (after taking into account all exclusions applicable to such payment under Code Section 409A) (the “Separation Payments”), Executive shall not be deemed to have terminated employment until she is deemed to have a Separation from Service (as defined below), and Executive's right to receive the Separation Payments shall be treated as a right to receive a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). As used under this Agreement, a “Separation from Service” occurs when Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
(iii)    Notwithstanding any other provision herein to the contrary, to the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred, and (iii) the Executive's right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(iv)    Notwithstanding any provision to the contrary in this Agreement, in the event that a payment under the Agreement is considered to be nonqualified deferred compensation under Code Section 409A, and such amount is payable by reason of Executive's termination of employment with the Company, the payment will not be made to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive's Separation from Service (as such term is defined above) or (ii) the date of Executive's death, if Executive is deemed at the time of such Separation from Service to be a Specified Employee as defined in Code Section 409A. All payments and benefits which had been delayed pursuant to the immediately preceding sentence shall be paid to Executive in a lump sum upon expiration of such six-month period (or if earlier upon Executive's death). In addition, in the event a payment under the Agreement is considered to be nonqualified deferred compensation under Code Section 409A and if such payment could be made or commence in more than one taxable year depending upon when Executive signs the required separation agreement and/or general release, the payment must be made or commence in the second taxable year.

(c)     Indemnification. Following the Employment Agreement Termination Date, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that the Executive was an employee, officer or director of the Company, the Company will indemnify the Executive from any and all third party claims, including defense costs, consistent with the indemnification benefits provided to the Company's other officers and directors and to the fullest extent permitted by the Company's charter, by-laws and applicable law, as well as continue to provide to the Executive indemnification and director and officer insurance coverage substantially identical to that which the Company provides to its directors and officers.
(d)     Withholding. All payments and benefits payable pursuant to this Agreement shall be subject to reduction by all applicable withholding, offsets, social security and other federal, state and local taxes and deductions.
(e)     Waiver. Failure of the Parties at any time to enforce any provision of this Agreement or to require performance by the other party of any provisions hereof shall in no way affect the validity of this Agreement or any part hereof or the right of either party thereafter to enforce its rights hereunder; nor shall it be taken to constitute a condonation or waiver by the party of that default or any other or subsequent default or breach.
(f)    Return of Company Property. Upon Executive's last day in the office due to cessation of the Employment Relationship, Executive shall return to the Company all files, memoranda, documents, records, electronic records, software, copies of the foregoing, credit cards, keys, identification badges and any other property of the Company or its affiliates in her possession.
(g)    Consent to Jurisdiction. The Parties hereby (i) agree that any suit, proceeding or action at law or in equity (an “Action”) arising out of or relating to this Agreement must be instituted in state or federal court located within Hamilton County, Ohio, (ii) waive any objection which she or it may have now or hereafter to the laying of the venue of any such Action, (iii) irrevocably submit to the jurisdiction of any such Action, and (iv) hereby waive any claim or defense of inconvenient forum. The Parties irrevocably agree that service of any and all process which may be served in any such Action may be served upon her or it by registered mail to the address referred to in Paragraph 11(h) hereof, or to such other address as the Parties shall designate in writing by notice duly given in accordance with Paragraph 11(g) hereof, and that such service shall be deemed effective service of process upon the Parties in any such Action. The Parties irrevocably agree that such service of process shall have the same force and validity as if service were made to her or it according to the law governing such service in the State of Ohio, and waive all claims of error by reason of any such service.
(h)    Notices. All notices or other communications hereunder shall not be binding on either party hereto unless in writing, and delivered to the other party thereto at the following address:
If to the Company:
J. Phenise Poole
Senior Corporate Counsel
Omnicare, Inc.
900 Omnicare Center
201 E. Fourth Street
Cincinnati, OH 45202

If to Executive:
Before the Employment Termination Date:
Priscilla Stewart-Jones
c/o Omnicare, Inc.
900 Omnicare Center
201 E. Fourth Street
Cincinnati, OH 45202

After the Employment Termination Date:
8026 Iglesia Drive
Dublin, California 94568
With a copy to:
Vivian Chang
Folger Levin LLP
199 Fremont Street
San Francisco, California 94105
Notices shall be deemed duly delivered upon hand delivery thereof at the above addresses, one day after deposit with a nationally recognized overnight delivery company, or three days after deposit thereof in the United States mails, postage prepaid, certified or registered mail. Any party may change its address for notice by delivery of written notice thereof in the manner provided.
(i)    Assignment. No rights of any kind under this Agreement shall, without the prior consent of the Company, be transferable to or assignable by Executive or any other person or, except as provided by applicable law, be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns.
(j)    Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Ohio, without regard to the conflicts of law principles thereof.
(k)    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.
(l)    Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
(m)    Entire Agreement. This Agreement (including the Release) constitutes the entire understanding and agreement between the Parties hereto and, except as expressly set forth herein, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, concerning the subject matter hereof, including but not limited to the Employment Agreement. All negotiations by the Parties concerning the subject matter hereof are merged into this

Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto by the Parties hereto other than those incorporated herein, and the Executive has not relied on any other representations, warranties, covenants, understandings or agreements in signing this Agreement. No supplement modification or amendment of this Agreement shall be binding unless executed in writing by the Parties.
(n)    Consequences of Breach by Executive. Executive acknowledges that the Company is entering this Agreement in reliance on her promises, agreements, warranties, and covenants to adhere to each of the responsibilities and duties as described in this Agreement, and that the promises, agreements, warranties, covenants, duties, responsibilities and obligations set forth in this Agreement each constitute a material inducement for the Company to enter this Agreement. In the event that Executive breaches the obligations set forth in Sections 7, 8, 9, and 10 of this Agreement, Executive agrees that the Company shall cease payments and benefits under Paragraph 3(a) of this Agreement. In the event that Executive breaches the obligations set forth in Section 8 of this Agreement or materially breaches any other provision of this Agreement, Executive agrees that the Company shall cease payments and benefits under Paragraph 3(b) of this Agreement. Executive further acknowledges and agrees that the Company would be irreparably harmed by any actual or threatened violation of Section 8 of this Agreement, and that the Company shall be entitled to an injunction prohibiting Executive from committing any such violation.
(o)    Executive acknowledges that any compensation provided under this Agreement may be subject to a clawback to the extent required by law under Section 954 of the Dodd-Frank Act.
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INTENDING TO BE LEGALLY BOUND, the Parties or their duly authorized representatives have signed this Agreement as of the date first above written.

OMNICARE, INC.
/s/ Alexander M. Kayne
Name: Alexander M. Kayne
Title: SVP, General Counsel & Secretary

/s/ Priscilla Stewart-Jones
Priscilla Stewart-Jones

EXHIBIT A
MUTUAL GENERAL RELEASE
I, Priscilla Stewart-Jones, on behalf of myself and my heirs, executors, administrators and assigns, in consideration of the benefits provided in Paragraph 3(b) of the separation agreement between Omnicare, Inc. (the “Company”), and Priscilla Stewart Jones, dated as of August 9th, 2012 (the “Separation Agreement”), to which this General Release (the “Release”) is attached, do hereby knowingly and voluntarily release and forever discharge the Company and its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Release as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which I have or may have against Releasees as of the date of execution of this Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967 (“ADEA”);

•	The Worker Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	The False Claims Act (including the qui tam provisions thereof);

•	The Sarbanes-Oxley Act of 2002;

•	The Older Workers Benefit Protection Act;

•	any other federal, state or local law, rule, regulation, or ordinance;

•	any public policy, contract, tort, or common law; or

•	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.
If any claim is not subject to release, to the extent permitted by law, I waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee is a party.
This Release shall not, however, apply to any obligation of the Company pursuant to the Separation Agreement, any rights to indemnification from the Company I may have or any benefit to which I am entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any other welfare benefits required to be provided by statute (claims with respect thereto, collectively, "Excluded Claims").
I have been given but have voluntarily declined twenty-one (21) days to review this Release. I have been advised to consult with an attorney prior to signing of this. I understand that I may revoke my signature to this Release for a period of seven (7) calendar days following the date on which I sign this Release. Any revocation within this period must be submitted, in writing, to J. Phenise Poole, Senior Corporate

Counsel, and state, “I hereby revoke my acceptance of the General Release.” The revocation must be personally delivered to J. Phenise Poole or her designee, or mailed to Omnicare, Inc., 900 Omnicare Center, 201 E. Fourth Street, Cincinnati, Ohio 45202, and postmarked within seven (7) calendar days after Executive signs this Release. Executive agrees that any modifications, material or otherwise, made to this Release do not restart or affect in any manner the original up to twenty-one (21) calendar day consideration period. By signing this Release, Executive freely and knowingly, and after due consideration, enters into this Release intending to waive, settle and release all claims Executive has or might have against Releasees.
I further agree, warrant, promise and covenant that, to the maximum extent permitted by law, neither I, nor any person, organization, or other entity acting on my behalf has filed or will file, sued or will sue, caused or will cause, or permitted or will permit to be filed, initiated or will initiate any lawsuit for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Releasees other than Excluded Claims. I have not assigned or transferred, and will not assign or transfer, any claim that I am waiving and releasing herein, nor have I purported to do so.
This Release will be governed by and construed in accordance with the laws of the State of Ohio. If any provision in this Release is held invalid or unenforceable for any reason, the Executive intends that such portion be modified to make it enforceable to the maximum extent permitted by law. If any such portion cannot be modified to be enforceable, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.
For the avoidance of doubt, nothing contained herein shall preclude me from enforcing my rights to the benefits due and owing to me under the Separation Agreement. I also acknowledge that any dispute regarding the terms of this Executive Release shall be subject to Paragraph 11 of the Separation Agreement.

IN WITNESS WHEREOF, I have executed this Executive Release on this 5th day of October, 2012.

/s/ Priscilla Stewart-Jones
Priscilla Stewart-Jones